Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Second Quarter Net Income of $2.1 Million or $0.22 per Diluted Share

Renton, Washington – July 28, 2020 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended June 30, 2020, of $2.1 million, or $0.22 per diluted share, compared to net income of $1.7 million, or $0.17 per diluted share, for the quarter ended March 31, 2020, and $3.3 million, or $0.33 per diluted share, for the quarter ended June 30, 2019. For the six months ended June 30, 2020, net income was $3.8 million, or $0.39 per diluted share, compared to net income of $5.2 million, or $0.52 per diluted share, for the comparable six‑month period in 2019.

“As we all know, the first six months of 2020 have been quite different than we initially anticipated,” said Joseph W. Kiley III, President and Chief Executive Officer. “I am extremely proud that through it all the First Financial Northwest team has maintained its strength, integrity and passion. While we took necessary precautions to support our team with flexible work accommodations and to manage COVID‑19 health risks, we also demonstrated our high touch philosophy to meet the needs and expectations of our customers, communities, and shareholders. We delivered quality solutions by working with existing customers in a variety of ways and invited new customers to experience our superior service via the Paycheck Protection Program. In the three months ending on June 30, 2020, we had facilitated 455 PPP loans totaling $51.7 million, with the potential to support upwards of 5,000 jobs,” continued Kiley.

“I am also very pleased with the progress being made to reduce our cost of funds and improve our deposit mix. During the quarter, our cost of funds declined to 1.34% compared to 1.69% in the previous quarter, with demand deposits increasing $72.0 million,” continued Kiley. “We also saw our net interest margin increase slightly even though we added over $50 million of lower-yielding PPP loans in the quarter.”

Kiley stated, “As a result of economic concerns because of the COVID-19 pandemic, we again increased our allowance for loan loss risk factors for certain loan categories, which resulted in a provision for loan losses of $300,000 for the second quarter. Without the adjustment for COVID‑19 related economic factors, we would not have recorded a provision for loan losses in the quarter.”

“While I am very positive about our geographical expansion strategy and our success to date, as well as the market opportunities offered with the two new offices planned for Gig Harbor in Pierce County and Issaquah in King County, we expect to slow the pace of expansion in the current environment,” concluded Kiley.

Highlights for the quarter ended June 30, 2020:
•	Paycheck Protection Program (“PPP”) loans totaled $51.7 million.
•	Net loans receivable increased $46.1 million to $1.14 billion at June 30, 2020, from $1.09 billion at March 31, 2020, and $85.6 million from $1.05 billion at June 30, 2019.
•	Total deposits increased 12.6% to $1.13 billion as of June 30, 2020, from $1.00 billion at March 31, 2020, and 9.8% from $1.03 billion at June 30, 2019.
•	The Bank received regulatory approval to open offices in Gig Harbor, Pierce County, Washington, and Issaquah, King County, Washington.
•	The Company’s book value per share was $15.32 at June 30, 2020, compared to $15.03 at March 31, 2020, and $14.83 at June 30, 2019.
•	The Company repurchased 135,450 shares during the quarter at an average price of $9.42 per share under a stock repurchase plan that expired on July 27, 2020.
•	The Company’s Board of Directors authorized a new stock repurchase plan to repurchase up to 5% of its outstanding shares of common stock effective July 30, 2020, for a period of up to six months.
•	The Company paid a regular quarterly cash dividend of $0.10 per share to shareholders.
•	The Bank’s Tier 1 leverage and total capital ratios at June 30, 2020, were 10.0% and 15.0%, respectively, compared to 10.3% and 14.7%, respectively, at both March 31, 2020, and June 30, 2019.
•
Based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”) and taking into account the estimated future impact of the COVID-19 pandemic, the Bank recorded a $300,000 provision for loan losses during the quarter ended June 30, 2020.

Total deposits at June 30, 2020, increased $126.2 million to $1.13 billion, from $1.00 billion at March 31, 2020, and was up $100.5 million from $1.03 billion at June 30, 2019. Demand deposits increased $72.0 million during the quarter, due in large part to deposits related to PPP loans funded during the quarter. The continued success of our deposit gathering efforts through our expanded branch network has allowed the Company to reduce its dependence on brokered deposits and FHLB advances as sources of funds.

The following table presents a breakdown of our total deposits (unaudited):

	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$91,593	$53,519	$49,219	$38,074	$42,374
Interest-bearing demand	102,707	68,803	50,414	33,904	52,293
Statement savings	18,946	17,040	22,593	1,906	(3,647)
Money market	429,987	397,489	310,587	32,498	119,400
Certificates of deposit, retail (1)	450,487	437,676	412,134	12,811	38,353
Certificates of deposit, brokered	32,448	25,457	180,763	6,991	(148,315)
Total deposits	$1,126,168	$999,984	$1,025,710	$126,184	$100,458
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $17,000 at June 30, 2020, $22,000 at March 31, 2020, and $41,000 at June 30, 2019.

The following tables present an analysis of total deposits by branch office (unaudited):
June 30, 2020
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$40,619	$48,670	$14,525	$242,453	$367,483	$-	$713,750
Landing	3,338	1,892	31	15,306	8,587	-	29,154
Woodinville (1)	2,544	5,505	938	16,364	7,320	-	32,671
Bothell	2,927	2,793	33	5,650	3,268	-	14,671
Crossroads	7,435	6,516	158	51,674	11,756	-	77,539
Kent (2)	7,144	5,883	1	12,424	1,065	-	26,517
Kirkland (2)	5,748	6	-	1,068	-	-	6,822
Total King County	69,755	71,265	15,686	344,939	399,479	-	901,124

Snohomish County
Mill Creek	3,969	2,120	799	15,029	10,729	-	32,646
Edmonds	6,884	12,615	229	24,414	19,379	-	63,521
Clearview (1)	4,999	5,953	868	15,278	4,859	-	31,957
Lake Stevens (1)	2,985	6,788	618	13,794	4,213	-	28,398
Smokey Point (1)	2,168	3,894	745	15,291	11,828	-	33,926
Total Snohomish County	21,005	31,370	3,259	83,806	51,008	-	190,448

Pierce County
University Place (2)	833	72	1	1,242	-	-	2,148
Total Pierce County	833	72	1	1,242	-	-	2,148

Total retail deposits	91,593	102,707	18,946	429,987	450,487	-	1,093,720
Brokered deposits	-	-	-	-	-	32,448	32,448
Total deposits	$91,593	$102,707	$18,946	$429,987	$450,487	$32,448	$1,126,168
(1) Balance of retail certificates of deposit for acquired branches are net of an unamortized aggregate fair value adjustment of $17,000.
(2) Kent office opened January 31, 2019; Kirkland, November 12, 2019; and University Place, March 2, 2020.
March 31, 2020
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$28,624	$22,619	$13,811	$230,235	$355,710	$-	$650,999
Landing	4,476	2,173	36	13,286	9,821	-	29,792
Woodinville (1)	1,705	5,623	733	15,790	6,908	-	30,759
Bothell	556	886	20	6,221	3,297	-	10,980
Crossroads	4,894	10,197	5	47,714	11,689	-	74,499
Kent (2)	472	2,961	-	10,736	1,061	-	15,230
Kirkland (2)	253	11	-	-	-	-	264
Total King County	40,980	44,470	14,605	323,982	388,486	-	812,523

Snohomish County
Mill Creek	2,292	3,610	467	18,619	10,552	-	35,540
Edmonds	3,352	10,952	210	22,591	18,920	-	56,025
Clearview (1)	3,627	4,596	753	13,288	4,775	-	27,039
Lake Stevens (1)	2,024	2,446	468	7,142	4,240	-	16,320
Smokey Point (1)	1,244	2,715	537	11,656	10,703	-	26,855
Total Snohomish County	12,539	24,319	2,435	73,296	49,190	-	161,779

Pierce County
University Place (2)	-	14	-	211	-	-	225
Total Pierce County	-	14	-	211	-	-	225
Total retail deposits	53,519	68,803	17,040	397,489	437,676	-	974,527

Brokered deposits	-	-	-	-	-	25,457	25,457
Total deposits	$53,519	$68,803	$17,040	$397,489	$437,676	$25,457	$999,984
(1) Balance of retail certificates of deposit for acquired branches are net of an unamortized aggregate fair value adjustment of $22,000.
(2) Kent office opened January 31, 2019; Kirkland, November 12, 2019; and University Place, March 2, 2020.

Net loans receivable increased to $1.14 billion at June 30, 2020, from $1.09 billion at March 31, 2020, and $1.05 billion at June 30, 2019. PPP loan originations of $51.7 million contributed to this quarterly increase. The average balance of net loans receivable totaled $1.12 billion for the quarter ended June 30, 2020, compared to $1.10 billion for the quarter ended March 31, 2020, and $1.05 billion for the quarter ended June 30, 2019.

The Company recorded a $300,000 provision for loan losses in both the quarters ended June 30, 2020, and March 31, 2020, and a recapture of provision for loan losses of $800,000 in the quarter ended June 30, 2019. The provision in the quarter ended June 30, 2020, was primarily attributed to adjustments to economic factors due to COVID-19 primarily in our Commercial Real Estate and Construction/Land portfolios. The provision in the quarter ended March 31, 2020, was due primarily to forecasted credit deterioration for all loans categories in response to disruption caused by the COVID-19 pandemic. The $800,000 recapture of provision for loan losses in the quarter ended June 30, 2019, was primarily due to the recapture of provision associated with a single construction loan with a balance of $11.6 million after an impairment analysis concluded that the Bank did not anticipate incurring losses on the loan.

The ALLL represented 1.20% of total loans receivable at June 30, 2020, compared to 1.22% at both March 31, 2020, and June 30, 2019. Excluding the PPP loan balances, which are 100% guaranteed by the Small Business Administration, the ALLL represented 1.25% of total loans receivable at June 30, 2020. Nonperforming loans totaled $2.2 million at both June 30, 2020, and March 31, 2020, compared to $146,000 at June 30, 2019. The increase from the prior year is due to a $2.1 million multifamily loan currently in foreclosure. Based on an impairment analysis conducted in the first quarter of 2020, the Company does not expect to incur a loss on this credit. As of June 30, 2020, there were no loans 30 days or more past due that had not requested a deferral other than the $2.1 million multifamily loan in foreclosure and one consumer loan of less than $10,000. OREO remained unchanged at $454,000 at June 30, 2020, March 31, 2020, and June 30, 2019.

The following table presents a breakdown of our nonperforming assets (unaudited):
	Jun 30,	Mar 31,	Jun 30,	Three Month	One Year
	2020	2020	2019	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$87	$91	$103	$(4)	$(16)
Multifamily	2,104	2,104	─	─	2,104
Consumer	─	─	43	─	(43)
Total nonperforming loans	2,191	2,195	146	(4)	2,045

Other real estate owned (“OREO”)	454	454	454	─	─

Total nonperforming assets (1)	$2,645	$2,649	$600	$(4)	$2,045

Nonperforming assets as a
percent of total assets	0.19%	0.20%	0.05%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of our TDRs were performing in accordance with their restructured terms at June 30, 2020.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At June 30, 2020, TDRs totaled $4.3 million, compared to $5.0 million at March 31,

2020, and $6.7 million at June 30, 2019. As discussed further below, The Coronavirus Aid, Relief, and Economic Security Act of 2020 signed into law on March 27, 2020 (“CARES Act”) provides guidance around the modification of loans as a result of the COVID‑19 pandemic, which outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs.

Net interest income for the quarter ended June 30, 2020, totaled $10.1 million, compared to $9.7 million for each of the quarters ended March 31, 2020, and June 30, 2019.

Interest income totaled $14.1 million for the quarter ended June 30, 2020, compared to $14.5 million for the quarter ended March 31, 2020, and $14.9 million for the quarter ended June 30, 2019. The decline in the current quarter compared to the quarter ended March 31, 2020, was primarily due to the recent decline in interest rates as the Federal Reserve’s Open Market Committee dramatically reduced its short-term interest rate targets by 150 basis points in March 2020 in response to the COVID-19 pandemic. This partially impacted the results for the quarter ended March 31, 2020, however it had a larger impact with the low rates in place for the entire quarter ended June 30, 2020. In addition, the yields on the PPP loans originated during the quarter ended June 30, 2020 were well below the yields in the remainder of our loan portfolio. As a result, average loan yields declined to 4.72% at June 30, 2020, compared to 4.94% at March 31, 2020, and 5.19% at June 30, 2019.

Total interest expense was $4.0 million for the quarter ended June 30, 2020, compared to $4.8 million for the quarter ended March 31, 2020, and $5.2 million for the quarter ended June 30, 2019. In addition to improving our deposit mix by increasing lower cost demand deposits, we were able to successfully reduce the rates paid on our interest-bearing deposits during the quarter ended June 30, 2020.  As a result, the average cost of  deposits declined to 1.49% for the quarter ended June 30, 2020, compared to 1.81% for the quarter ended March 31, 2020, and 1.89% for the quarter ended June 30, 2019. The decline from the quarter ended June 30, 2019, was due primarily to a reduced level of brokered deposits and a declining interest rate environment. Specifically, we replaced higher cost brokered deposits with retail deposits through our branch network and FHLB advances obtained in conjunction with interest rate swaps to secure lower long-term interest rates. Advances from the FHLB totaled $120.0 million at June 30, 2020, compared to $160.0 million at March 31, 2020, and $105.0 million at June 30, 2019. The average cost of borrowings was 1.08% for the quarter ended June 30, 2020, compared to 1.48% for the quarter ended March 31, 2020, and 2.28% for the quarter ended June 30, 2019. At June 30, 2020, the entire balance of our $120.0 million in borrowings were short-term FHLB advances tied to long-term interest rate swaps. During the quarter ended March 31, 2020, we entered into interest rate swap transactions totaling $45.0 million. In addition, we entered into $25.0 million in forward starting interest rate swaps beginning October 25, 2021, to partially replace a $50.0 million swap maturing on that date.

Total stockholders’ equity increased slightly to $154.0 million at June 30, 2020, from $153.1 million at March 31, 2020, primarily due to net income partially offset by share repurchases. The Company’s book value per common share increased to $15.32 at June 30, 2020, from $15.03 at March 31, 2020, due in part to the Company’s success in repurchasing shares well below book value per share during the quarter.

The net interest margin was 3.12% for the quarter ended June 30, 2020, compared to 3.11% for the quarter ended March 31, 2020, and 3.23% for the quarter ended June 30, 2019. The modest improvement in the quarter ended June 30, 2020, from the quarter ended March 31, 2020, relates primarily to the reduction in our cost of interest-bearing liabilities outpacing the reduction in yield on interest-earning assets. The decline in net interest margin for the quarter ended June 30, 2020, compared to the quarter ended June 30, 2019, was due primarily to a significant decline in interest-earning asset yields, partially offset by a decline in cost of interest-bearing liabilities.

Noninterest income for the quarter ended June 30, 2020, totaled $789,000, compared to $990,000 for the quarter ended March 31, 2020, and $879,000 for the quarter ended June 30, 2019. The decrease in noninterest income for the quarter ended June 30, 2020, compared to the quarter ended March 31, 2020, was primarily due to a reduction in loan prepayment penalties. The decrease from the year-ago quarter was primarily due to lower loan prepayment penalties in the quarter ended June 30, 2020, and fees received on new loan interest rate swap agreements in the quarter ended June 30, 2019.

Noninterest expense totaled $7.9 million for the quarter ended June 30, 2020, compared to $8.3 million for the quarter ended March 31, 2020, and $7.3 million in the quarter ended June 30, 2019. Salaries and employee benefits for the quarter ended June 30, 2020, decreased from the quarter ended March 31, 2020, primarily due to a reduction in stock-based compensation elements reflecting the recent decline in the Company’s stock price, along with the reclassification of the compensation expense related to PPP loan originations to loan direct costs. Other general and administrative expenses increased in the current quarter due to an increase in the Company’s unfunded commitment reserve. Unfunded commitments totaled $114.0 million as of June 30, 2020, compared to $102.9 million as of March 31, 2020. The change in unfunded commitments resulted in a $29,000 expense for the quarter ended June 30, 2020, compared to a recapture of expense of $72,000 for the quarter ended March 31, 2020. Noninterest expense increased from the same quarter last year as the Bank continued to pursue its branch expansion strategy, which resulted in higher salaries and benefits, occupancy and equipment and data processing expense among increases in other noninterest expenses due to the growth in our operations.

COVID-19 Related Information

As noted above, in response to the current global situation surrounding the COVID-19 pandemic, we are providing assistance to our customers in a variety of ways and participating in the PPP offered under the CARES Act as a Small Business Administration (“SBA”) lender, and taking the steps necessary while working with our loan customers to effectively manage our portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis. The following is presented to outline certain activities in this regard:

Paycheck Protection Program
As of June 30, 2020, we had originated 455 requests for PPP loans totaling approximately $51.7 million. A total of 375 of these loans, or more than 82%, are for loan amounts of $150,000 or less and represent $17.8 million of the total. According to data received from customers in this process, these funds will assist small businesses who provided approximately 5,000 jobs in the community to retain employees. We are very proud of the countless hours our employees spent processing these applications and helping so many small businesses.

Modifications
The primary method of relief is to allow the borrower to defer their loan payments for three to nine months, while others have been provided the opportunity to pay interest only depending upon their specific circumstances. The CARES Act and regulatory guidelines suspend the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. The following table provides detail on the modifications approved and processed through June 30, 2020:

	As of June 30, 2020
	Balance of loans with modifications of 1-3 months	Balance of loans with modifications of greater than 3 months	Total balance of loans with modifications granted	Total loans as of June 30, 2020	Modifications as % of total loans as of June 30, 2020
	(Dollars in thousands)
One-to-four family residential	$20,605	$7,367	$27,972	$382,213	7.3%
Multifamily	4,657	2,877	7,534	159,371	4.7

Commercial real estate:
Office	2,408	-	2,408	83,439	2.9
Retail	16,094	7,636	23,730	121,936	19.5
Mobile home park	-	-	-	25,961	-
Hotel/motel	996	39,027	40,023	68,165	58.7
Nursing home	5,400	6,368	11,768	11,768	100.0
Warehouse	-	8,796	8,796	17,422	50.5
Storage	-	-	-	36,266	-
Other non-residential	2,114	-	2,114	25,793	8.2
Total commercial real estate	27,012	61,827	88,839	390,750	22.7

Construction/land	1,100	-	1,100	96,497	1.1

Business:
Aircraft	1,364	-	1,364	15,460	8.8
SBA	-	-	-	737	-
PPP	-	-	-	51,661	-
Other business	2,065	657	2,722	18,212	14.9
Total business	3,429	657	4,086	86,070	4.7

Consumer:
Classic/collectible auto	1,831	-	1,831	24,767	7.4
Other consumer	760	-	760	14,464	5.3
Total consumer	2,591	-	2,591	39,231	6.6

Total loans with COVID‑19 pandemic modifications	$59,394	$72,728	$132,122	$1,154,132	11.4%

As of July 16, 2020, $16.6 million in loans included in the table above for which the deferral period had expired had resumed their scheduled payments. Extension requests were approved on eight loans with a total balance of $17.6 million which were previously modified.

Additional Loan Portfolio Details
Total balances drawn on outstanding lines of credit as of December 31, 2019, were $47.1 million and the unused portion of lines of credit totaled $38.1 million. As of March 31, 2020, total balances drawn increased slightly to $48.4 million with $30.3 million in available lines of credit remaining. At June 30, 2020, total balances drawn declined to $46.6 million and the unused portion of lines of credit totaled $35.1 million.

The Bank is monitoring its loan portfolio for delinquencies of loans that have not requested modification qualifying under the CARES Act or regulatory guidance. The following table presents the loan to value (“LTV”) ratios of select segments of our loan portfolio that we believe may be more likely to be impacted by COVID-19 pandemic considerations at June 30, 2020. The LTV ratio is derived by dividing the current loan balance by the lower of the original appraised value or purchase price of the real estate or other collateral:

	June 30, 2020
	LTV 0-60%	LTV 61-75%	LTV 76%+	Total	Average LTV
Category: (1)	(Dollars in thousands)
One-to-four family	$236,995	$151,660	$37,206	$425,861	48.13%
Church	1,392	-	-	1,392	47.81
Classic auto	3,501	9,948	11,318	24,767	69.02
Gas station	3,547	-	517	4,064	54.92
Hotel / motel	58,534	9,347	-	67,881	47.61
Marina	7,808	-	-	7,808	38.05
Mobile home park	19,701	6,260	-	25,961	34.03
Nursing home	12,868	-	-	12,868	20.87
Office	53,861	26,234	2,922	83,017	48.17
Other non-residential	6,478	4,762	-	11,240	50.69
Retail	75,482	40,706	-	116,188	50.46
Storage	26,438	11,254	-	37,692	53.67
Warehouse	15,341	1,930	-	17,271	49.51
(1) Represents select segments of loans that may include construction loans; classifications may differ from those used elsewhere in this release because they are based on type of collateral rather than loan category.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 13 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Three Month Change	One Year Change

Cash on hand and in banks	$7,688	$6,453	$8,119	19.1%	(5.3)%
Interest-earning deposits with banks	66,250	22,063	22,579	200.3	193.4
Investments available-for-sale, at fair value	128,874	132,159	141,581	(2.5)	(9.0)
Annuity held-to-maturity	2,395	2,371	-	1.0	n/a
Loans receivable, net of allowance of $13,836, $13,530, and $13,057, respectively	1,138,243	1,092,128	1,052,676	4.2	8.1
Federal Home Loan Bank ("FHLB") stock, at cost	6,410	8,010	5,701	(20.0)	12.4
Accrued interest receivable	4,981	4,302	4,650	15.8	7.1
Deferred tax assets, net	2,007	2,227	1,379	(9.9)	45.5
Other real estate owned ("OREO")	454	454	454	0.0	0.0
Premises and equipment, net	22,222	22,591	21,944	(1.6)	1.3
Bank owned life insurance ("BOLI")	32,561	32,290	31,446	0.8	3.5
Prepaid expenses and other assets	1,513	1,898	3,492	(20.3)	(56.7)
Right of use asset ("ROU")	2,972	2,446	1,609	21.5	84.7
Goodwill	889	889	889	0.0	0.0
Core deposit intangible	896	932	1,042	(3.9)	(14.0)
Total assets	$1,418,355	$1,331,213	$1,297,561	6.5%	9.3%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$91,593	$53,519	$49,219	71.1%	86.1%
Interest-bearing deposits	1,034,575	946,465	976,491	9.3	5.9
Total deposits	1,126,168	999,984	1,025,710	12.6	9.8
Advances from the FHLB	120,000	160,000	105,000	(25.0)	14.3
Advance payments from borrowers for taxes and insurance	2,475	4,960	2,844	(50.1)	(13.0)
Lease liability	3,070	2,538	1,633	21.0	88.0
Accrued interest payable	218	236	461	(7.6)	(52.7)
Other liabilities	12,448	10,403	8,085	19.7	54.0
Total liabilities	1,264,379	1,178,121	1,143,733	7.3	10.5

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 10,048,961shares at June 30, 2020, 10,184,411 shares at March 31, 2020,
and 10,375,325 shares at June 30, 2019	100	102	104	(2.0)	(3.8)
Additional paid-in capital	85,119	86,357	88,725	(1.4)	(4.1)
Retained earnings	75,181	74,017	69,976	1.6	7.4
Accumulated other comprehensive loss, net of tax	(3,885)	(4,563)	(1,309)	(14.9)	196.8
Unearned Employee Stock Ownership Plan ("ESOP") shares	(2,539)	(2,821)	(3,668)	(10.0)	(30.8)
Total stockholders' equity	153,976	153,092	153,828	0.6	0.1
Total liabilities and stockholders' equity	$1,418,355	$1,331,213	$1,297,561	6.5%	9.3%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Three Month Change	One Year Change
Interest income
Loans, including fees	$13,183	$13,474	$13,606	(2.2)%	(3.1)%
Investments available-for-sale	796	919	1,109	(13.4)	(28.2)
Investments held-to-maturity	9	-	-	n/a	n/a
Interest-earning deposits with banks	8	31	48	(74.2)	(83.3)
Dividends on FHLB Stock	81	76	102	6.6	(20.6)
Total interest income	14,077	14,500	14,865	(2.9)	(5.3)
Interest expense
Deposits	3,666	4,366	4,330	(16.0)	(15.3)
Borrowings	344	470	829	(26.8)	(58.5)
Total interest expense	4,010	4,836	5,159	(17.1)	(22.3)
Net interest income	10,067	9,664	9,706	4.2	3.7
Provision (recapture of provision) for loan losses	300	300	(800)	0.0	(137.5)
Net interest income after provision (recapture of provision) for loan losses	9,767	9,364	10,506	4.3	(7.0)

Noninterest income
Net gain on sale of investments	69	-	-	n/a	n/a
BOLI income	254	254	189	0.0	34.4
Wealth management revenue	183	165	261	10.9	(29.9)
Deposit related fees	184	176	205	4.5	(10.2)
Loan related fees	97	392	209	(75.3)	(53.6)
Other	2	3	15	(33.3)	(86.7)
Total noninterest income	789	990	879	(20.3)	(10.2)

Noninterest expense
Salaries and employee benefits	4,801	5,212	4,734	(7.9)	1.4
Occupancy and equipment	1,031	1,071	898	(3.7)	14.8
Professional fees	455	430	326	5.8	39.6
Data processing	687	694	397	(1.0)	73.0
OREO related expenses, net	5	1	1	400.0	400.0
Regulatory assessments	127	144	136	(11.8)	(6.6)
Insurance and bond premiums	103	120	88	(14.2)	17.0
Marketing	29	64	76	(54.7)	(61.8)
Other general and administrative	706	532	627	32.7	12.6
Total noninterest expense	7,944	8,268	7,283	(3.9)	9.1
Income before federal income tax provision	2,612	2,086	4,102	25.2	(36.3)
Federal income tax provision	469	402	798	16.7	(41.2)
Net income	$2,143	$1,684	$3,304	27.3%	(35.1)%

Basic earnings per share	$0.22	$0.17	$0.33
Diluted earnings per share	$0.22	$0.17	$0.33
Weighted average number of common shares outstanding	9,808,854	9,896,234	9,952,419
Weighted average number of diluted shares outstanding	9,819,664	9,978,060	10,046,355

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended June 30,
	2020	2019	One Year Change
Interest income
Loans, including fees	$26,657	$26,887	(0.9)%
Investments available-for-sale	1,715	2,268	(24.4)
Investments held-to-maturity	11	-	n/a
Interest-earning deposits with banks	37	88	(58.0)
Dividends on FHLB Stock	157	193	(18.7)
Total interest income	28,577	29,436	(2.9)
Interest expense
Deposits	8,032	8,152	(1.5)
Borrowings	814	1,726	(52.8)
Total interest expense	8,846	9,878	(10.4)
Net interest income	19,731	19,558	0.9
Provision (recapture of provision) for loan losses	600	(400)	(250.0)
Net interest income after provision (recapture of provision) for loan losses	19,131	19,958	(4.1)

Noninterest income
Net gain (loss) on sale of investments	69	(8)	(962.5)
BOLI income	509	458	11.1
Wealth management revenue	348	457	(23.9)
Deposit related fees	359	376	(4.5)
Loan related fees	489	272	79.8
Other	4	24	(83.3)
Total noninterest income	1,778	1,579	12.6

Noninterest expense
Salaries and employee benefits	10,013	9,734	2.9
Occupancy and equipment	2,103	1,764	19.2
Professional fees	885	822	7.7
Data processing	1,381	915	50.9
OREO related expenses, net	6	32	(81.3)
Regulatory assessments	271	273	(0.7)
Insurance and bond premiums	223	193	15.5
Marketing	93	162	(42.6)
Other general and administrative	1,236	1,097	12.7
Total noninterest expense	16,211	14,992	8.1
Income before federal income tax provision	4,698	6,545	(28.2)
Federal income tax provision	871	1,296	(32.8)
Net income	$3,827	$5,249	(27.1)%

Basic earnings per share	$0.39	$0.52
Diluted earnings per share	$0.39	$0.52
Weighted average number of common shares outstanding	9,852,544	10,034,895
Weighted average number of diluted shares outstanding	9,890,239	10,132,107

The following table presents a breakdown of the loan portfolio (unaudited):
	June 30, 2020			March 31, 2020	June 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$11,177	1.0%	$11,230	1.0%	$13,943	1.3%
Other multifamily	148,194	12.8	158,238	14.3	147,517	13.8
Total multifamily residential	159,371	13.8	169,468	15.3	161,460	15.1

Non-residential:
Office	83,439	7.3	95,911	8.7	100,620	9.5
Retail	121,936	10.6	122,460	11.1	144,050	13.5
Mobile home park	25,961	2.2	25,370	2.3	21,533	2.0
Hotel / motel	68,165	5.9	52,515	4.7	27,725	2.6
Nursing Home	11,768	1.0	11,783	1.1	16,172	1.5
Warehouse	17,422	1.5	17,489	1.6	18,303	1.7
Storage	36,266	3.1	34,551	3.1	36,096	3.4
Other non-residential	25,793	2.2	25,831	2.3	19,703	1.8
Total non-residential	390,750	33.8	385,910	34.9	384,202	36.0

Construction/land:
One-to-four family residential	45,128	3.9	43,279	3.9	45,953	4.3
Multifamily	40,120	3.5	35,201	3.2	37,032	3.5
Commercial	6,134	0.5	22,946	2.1	13,793	1.3
Land development	5,115	0.4	5,975	0.5	8,356	0.8
Total construction/land	96,497	8.3	107,401	9.7	105,134	9.9

One-to-four family residential:
Permanent owner occupied	208,484	18.1	203,045	18.4	201,989	18.9
Permanent non-owner occupied	173,729	15.1	168,208	15.2	159,267	14.9
Total one-to-four family residential	382,213	33.2	371,253	33.6	361,256	33.8

Business
Aircraft	15,460	1.3	13,741	1.2	14,459	1.4
Small Business Administration ("SBA")	737	0.1	753	0.1	-	0.0
Payroll Protection Plan ("PPP")	51,661	4.5	-	0.0	-	0.0
Other business	18,212	1.6	20,208	1.8	21,899	2.1
Total business	86,070	7.5	34,702	3.1	36,358	3.5

Consumer
Classic Auto	24,767	2.1	22,029	2.0	-	0.0
Other consumer	14,464	1.3	15,196	1.4	17,891	1.7
Total consumer	39,231	3.4	37,225	3.4	17,891	1.7

Total loans	1,154,132	100.0%	1,105,959	100.0%	1,066,301	100.0%
Less:
Deferred loan fees, net	2,053		301		568
ALLL	13,836		13,530		13,057
Loans receivable, net	$1,138,243		$1,092,128		$1,052,676

Concentrations of credit: (1)
Construction loans as % of total capital	67.3%		77.6%		80.1%
Total non-owner occupied commercial real estate as % of total capital	420.7%		437.7%		441.0%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2020	2020	2019	2019	2019
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.63%	0.51%	0.79%	0.75%	1.04%
Return on equity	5.59	4.30	6.64	6.41	8.70
Dividend payout ratio	45.45	58.82	34.62	36.00	27.27
Equity-to-assets ratio	10.86	11.50	11.65	11.85	11.86
Tangible equity ratio (2)	10.74	11.38	11.53	11.73	11.72
Net interest margin	3.12	3.11	3.09	3.07	3.23
Average interest-earning assets to average interest-bearing liabilities	115.96	113.78	113.50	113.17	113.23
Efficiency ratio	73.18	77.60	71.04	69.73	68.80
Noninterest expense as a percent of average total assets	2.33	2.51	2.40	2.24	2.28
Book value per common share	$15.32	$15.03	$15.25	$15.06	$14.83
Tangible book value per share (2)	15.14	14.85	15.07	14.88	14.64

Capital Ratios: (3)
Tier 1 leverage ratio	10.02%	10.25%	10.27%	10.13%	10.34%
Common equity tier 1 capital ratio	13.70	13.42	13.13	13.14	13.46
Tier 1 capital ratio	13.70	13.42	13.13	13.14	13.46
Total capital ratio	14.95	14.67	14.38	14.39	14.71

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.19%	0.20%	0.01%	0.01%	0.01%
Nonperforming assets as a percent of total assets	0.19	0.20	0.04	0.05	0.05
ALLL as a percent of total loans	1.20	1.22	1.18	1.20	1.22
Net (recoveries) charge-offs to average loans receivable, net	(0.00)	(0.00)	(0.01)	(0.00)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$13,530	$13,218	$13,161	$13,057	$13,808
Provision (Recapture of provision)	300	300	-	100	(800)
Charge-offs	-	-	-	-	-
Recoveries	6	12	57	4	49
ALLL, end of the quarter	$13,836	$13,530	$13,218	$13,161	$13,057
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to page 15 for reconciliation between the GAAP and non‑GAAP financial measures.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2020	2020	2019	2019	2019
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	4.72%	4.94%	5.05%	5.14%	5.19%
Yield on investments available-for-sale	2.41	2.72	2.85	3.02	3.21
Yield on investments held-to-maturity	1.52	-	-	-	-
Yield on interest-earning deposits	0.10	1.18	1.61	2.24	2.33
Yield on FHLB stock	4.84	4.62	4.84	6.81	5.58
Yield on interest-earning assets	4.37%	4.67%	4.78%	4.84%	4.94%

Cost of interest-bearing deposits	1.49%	1.81%	1.94%	2.00%	1.89%
Cost of borrowings	1.08	1.48	1.66	2.02	2.28
Cost of interest-bearing liabilities	1.44%	1.77%	1.91%	2.00%	1.94%

Cost of total deposits	1.38%	1.72%	1.84%	1.91%	1.80%
Cost of funds	1.34	1.69	1.82	1.92	1.86

Average Balances:
Loans	$1,122,913	$1,096,091	$1,087,558	$1,073,283	$1,051,894
Investments available-for-sale	133,038	135,765	138,331	140,031	138,634
Investments held-to-maturity	2,378	2,061	-	-	-
Interest-earning deposits	30,989	10,555	11,572	27,992	8,275
FHLB stock	6,736	6,615	5,897	5,649	7,337
Total interest-earning assets	$1,296,054	$1,251,087	$1,243,358	$1,246,955	$1,206,140

Interest-bearing deposits	$989,549	$970,062	$985,532	$998,123	$919,306
Borrowings	128,154	127,707	109,895	103,707	145,895
Total interest-bearing liabilities	1,117,703	1,097,769	1,095,427	1,101,830	1,065,201
Noninterest-bearing deposits	82,750	53,199	50,951	47,613	48,137
Total deposits and borrowings	$1,200,453	$1,150,968	$1,146,378	$1,149,443	$1,113,338

Average assets	$1,371,269	$1,324,845	$1,317,586	$1,319,777	$1,279,880
Average stockholders' equity	154,115	157,492	156,147	155,057	152,267
(1) Yields and costs are annualized.

Non-GAAP Financial Measures

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures of the tangible equity ratio and tangible book value per share. The Company's intangible assets consist of goodwill and core deposit intangible. Tangible equity is calculated by subtracting intangible assets from total stockholders’ equity. Tangible assets are calculated by subtracting intangible assets from total assets. The tangible equity ratio is tangible equity divided by tangible assets. Tangible book value per share is calculated by dividing tangible equity by the number of common shares outstanding. The Company believes that these non-GAAP measures provide a more consistent presentation of its capital and facilitate peer comparison that is desired by investors.

Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation between the GAAP and non-GAAP measures:

	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(Dollars in thousands, except per share data)
Total stockholders' equity (GAAP)	$153,976	$153,092	$156,319	$155,102	$153,828
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	896	932	968	1,005	1,042
Tangible equity (Non-GAAP)	$152,191	$151,271	$154,462	$153,208	$151,897

Total assets (GAAP)	1,418,355	1,331,213	1,341,885	1,308,359	1,297,561
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	896	932	968	1,005	1,042
Tangible assets (Non-GAAP)	$1,416,570	$1,329,392	$1,340,028	$1,306,465	$1,295,630

Common shares outstanding at period end	10,048,961	10,184,411	10,252,953	10,296,053	10,375,325

Equity to assets ratio	10.86%	11.50%	11.65%	11.85%	11.86%
Tangible equity ratio	10.74	11.38	11.53	11.73	11.72
Book value per share	$15.32	$15.03	$15.25	$15.06	$14.83
Tangible book value per share	15.14	14.85	15.07	14.88	14.64

Allowance for loan losses	$13,836	$13,530	$13,218	$13,161	13,057

Total loans (GAAP)	1,154,132	1,105,959	1,122,238	1,097,301	1,066,301
Less:
PPP loans	51,661	-	-	-	-
Total loans excluding PPP loans (Non-GAAP)	$1,102,471	1,105,959	1,122,238	1,097,301	1,066,301

ALLL as a percent of total loans	1.20%	1.22%	1.18%	1.20%	1.22%
ALLL as a percent of total loans excluding PPP loans	1.25	1.22	1.18	1.20	1.22